Exhibit 99.1

Contact
Kristen Massaro	Chris Reid
STC Associates	Switch and Data
212.725.1900	813.207.7722
kristen@stcassociates.com	creid@switchanddata.com

Switch and Data Expands Board of Directors with

Addition of World Wrestling Entertainment COO Michael E. Sileck

TAMPA, Fla. – January 29, 2008 – Switch and Data (NASDAQ: SDXC), a leading provider of Internet exchange and colocation services, today announced that Michael Sileck, World Wrestling Entertainment Chief Operating Officer, has been appointed to its Board of Directors. With this appointment, Switch and Data has expanded its Board to seven members. Mr. Sileck brings more than 20 years of experience in the entertainment and media industries. He will serve as a member of Switch and Data’s Audit committee as well as the Corporate Governance and Nominating committee.

Keith Olsen, CEO and President of Switch and Data commented, “We are pleased to welcome Michael Sileck to our Board. His financial expertise and experience in the media and entertainment industries will be assets to our company.”

Mr. Sileck joined World Wrestling Entertainment, Inc. in June 2005 as Chief Financial Officer and was named Chief Operating Officer in February 2007. He is a member of the Executive Committee and serves on the company’s Board of Directors.

“Switch and Data is a proven company in an exciting industry,” explained Michael Sileck, COO of World Wrestling Entertainment. “The company has significant growth opportunities and I look forward to contributing to its strategic success.”

Prior to his current position, Mr. Sileck was responsible for overseeing Monster Worldwide’s global finances as well as implementing financial planning strategies to enhance the company’s overall profitability. Prior to joining Monster Worldwide, Mr. Sileck served as Chief Financial Officer and Senior Vice President of USA Networks (now Interactive Corp), a multi-billion dollar media and commerce company. Prior to that, Mr. Sileck was Vice President of Finance at Sinclair Broadcast Group in Baltimore, Maryland. Mr. Sileck holds an BS Degree from Wayne State University and an MBA from Oklahoma City University. He is also a CPA.

About Switch and Data

Switch and Data is a leading provider of Internet exchange and colocation services. Based in Tampa, Florida, Switch and Data operates one of the largest footprints of neutral Internet exchange and colocation facilities in North America serving more than 880 customers. Switch and Data’s PAIX is recognized worldwide as the premier name in peering and Internet exchange services and is home to one of the largest commercial exchange points in North America. For more information, please visit www.switchanddata.com.

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